The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Pricing Supplement dated October 28, 2025

Preliminary Pricing Supplement (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$[●]

AutoCallable Contingent Coupon Notes due November 3, 2027

Linked to the Least Performing of the Global X Uranium ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:*	October 29, 2025
Issue Date:	November 3, 2025
Final Valuation Date:*	October 29, 2027
Maturity Date:*	November 3, 2027
Reference Assets:

The Global X Uranium ETF (the “URA Fund”), the VanEck® Gold Miners ETF (the “GDX Fund”) and the SPDR® S&P® Regional Banking ETF (the “KRE Fund”), as set forth in the following table:

Reference Asset

Bloomberg Ticker

Initial Value

Call Value

Coupon Barrier Value

Barrier Value

URA Fund

URA UP <Equity>

[●]

[●]

[●]

[●]

GDX Fund

GDX UP <Equity>

[●]

[●]

[●]

[●]

KRE Fund

KRE UP <Equity>

[●]

[●]

[●]

[●]

The URA Fund, the GDX Fund and the KRE Fund are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:

If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon and/or Unpaid Coupon Amounts that may be payable on such date) determined as follows:

■If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

■If (a) the Final Value of the Least Performing Reference Asset is less than its Barrier Value and (b) we have not elected to exercise our physical settlement option, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

■If (a) the Final Value of the Least Performing Reference Asset is less than its Barrier Value and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Least Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount multiplied by the Final Value of the Least Performing Reference Asset.

If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	1.85%	98.15%
Total	$[●]	$[●]	$[●]	$[●]

(1)Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $889.00 and $939.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(2).Barclays Capital Inc. will receive commissions from the Issuer of up to $18.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concessions paid to such dealers. Barclays Capital Inc. will pay from these commissions a selling concession of up to $17.50 per $1,000 principal amount Note and a structuring fee of up to $1.00 per $1,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-15 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Automatic Call:

The Notes cannot be redeemed for approximately the first six months after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the Notes will be automatically redeemed for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Contingent Coupons and Unpaid Coupon Amounts:

$27.50 per $1,000 principal amount Note, which is 2.75% of the principal amount per Note (rounded to four decimal places, as applicable) (based on 11.00% per annum rate)

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, a Contingent Coupon will become payable on the related Contingent Coupon Payment Date.

If a Contingent Coupon does not become payable with respect to an Observation Date (i.e., because the Closing Value of any Reference Asset on such Observation Date is less than its respective Coupon Barrier Value), the Contingent Coupon that would have otherwise been payable with respect to such Observation Date will become an “Unpaid Coupon Amount”

On each Contingent Coupon Payment Date, if a Contingent Coupon is payable on such date, you will receive:

■the Contingent Coupon that is payable on such Contingent Coupon Payment Date; plus

■any Unpaid Coupon Amounts that have not already been paid on a previous Contingent Coupon Payment Date

If a Contingent Coupon is not payable with respect to an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date, nor will you receive any Unpaid Coupon Amounts that accrued on any prior Observation Date

Observation Dates:*	January 29, 2026, April 29, 2026, July 29, 2026, October 29, 2026, January 29, 2027, April 29, 2027, July 29, 2027 and the Final Valuation Date
Contingent Coupon Payment Dates:*	February 3, 2026, May 4, 2026, August 3, 2026, November 3, 2026, February 3, 2027, May 4, 2027, August 3, 2027 and the Maturity Date
Call Valuation Dates:*	April 29, 2026, July 29, 2026, October 29, 2026, January 29, 2027, April 29, 2027 and July 29, 2027.
Call Settlement Date:*	The Contingent Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs.
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Call Value:	With respect to each Reference Asset, 100.00% of its Initial Value, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 50.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Barrier Value:	With respect to each Reference Asset, 50.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:

$1,000 per $1,000 principal amount Note that you hold, plus (i) the Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Least Performing Reference Asset
Applicable Fractional Shares Amount:	The Fractional Share Amount (as described below) applicable to the Least Performing Reference Asset
Physical Delivery Amount and Fractional Share Amount:

With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Value, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Value. The Physical Delivery Amount and Fractional Share Amount for each Reference Asset are set forth in the following table:

Reference Asset

Physical Delivery Amount

Fractional Share Amount

Global X Uranium ETF

[●] shares

[●] shares

VanEck® Gold Miners ETF

[●] shares

[●] shares

SPDR® S&P® Regional Banking ETF

[●] shares

[●] shares

For the avoidance of doubt, if the Initial Value of the Least Performing Reference Asset is greater than $1,000, and if we do elect to exercise our physical settlement option, you will not receive any shares of such Reference Asset, rather you will only receive a cash payment on the Maturity Date equivalent to the Fractional Share Amount of such Reference Asset multiplied by its Final Value.

Closing Value:

The term “Closing Value” means the closing price of one share of the applicable Reference Asset, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06744EWJ2 / US06744EWJ27

*Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

●Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

●Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

You should also read the prospectus, as supplemented, for each Reference Asset, which can be accessed via the hyperlink below. The contents of each prospectus and any documents incorporated by reference in each prospectus are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

●Global X Uranium ETF dated March 1, 2024

https://www.sec.gov/Archives/edgar/data/1432353/000143235324000130/ck0001432353-20231031.htm

●VanEck® Gold Miners ETF dated August 27, 2025

https://www.sec.gov/Archives/edgar/data/1137360/000113736025000496/ck0001137360-20250827.htm

●SPDR® S&P® Regional Banking ETF dated October 24, 2025

https://www.sec.gov/Archives/edgar/data/1064642/000119312525250041/d74009d485bpos.htm

PS–3

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-15 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PS–5

SELECTED PURCHASE CONSIDERATIONS

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

●You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons and Unpaid Coupon Amounts, if any, paid on the Notes.

●You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

●You are willing and able to accept the risks associated with receiving shares of the Least Performing Reference Asset at maturity.

●You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or below its Barrier Value on the Final Valuation Date.

●You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of any Reference Asset is less than its Barrier Value.

●You understand and accept the risk that you will not receive any Unpaid Coupon Amounts unless a Contingent Coupon becomes payable on a subsequent Observation Date.

●You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

●You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.

●You are willing and able to assume our credit risk for all payments on the Notes.

●You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

●You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to the Contingent Coupons and Unpaid Coupon Amounts, if any, paid on the Notes.

●You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

●You are unwilling or unable to accept the risks associated with receiving shares of the Least Performing Reference Asset at maturity.

●You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset will fall below its Barrier Value.

●You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

PS–6

●You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons (and thus, Unpaid Coupon Amounts) and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

●You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.

●You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.

●You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

●You are unwilling or unable to assume our credit risk for all payments on the Notes.

●You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

PS–7

ADDITIONAL TERMS OF THE NOTES

The Initial Valuation Date, the Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

PS–8

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPONS AND UNPAID COUPON AMOUNTS THAT MAY BE PAYABLE DURING THE TERM OF THE NOTES

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon and/or any Unpaid Coupon Amounts on hypothetical Contingent Coupon Payment Dates during the term of the Notes. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and assume that the Notes are not redeemed prior to scheduled maturity.

Example 1: A Contingent Coupon is payable with respect to each Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	No	$27.50	N/A	$27.50
2	No	$27.50	N/A	$27.50
3 - 7	With respect to each Observation Date, No	$27.50	N/A	$27.50
8	No	$27.50	N/A	$27.50

Because the Closing Value of each Reference Asset on each Observation Date is greater than or equal to its Coupon Barrier Value, a Contingent Coupon becomes payable on each Contingent Coupon Payment Date. The total amount of Contingent Coupons that you receive is $220.00 per $1,000 principal amount Note, the maximum possible amount of Contingent Coupons that you may receive.

Example 2: A Contingent Coupon is payable with respect to some Observation Dates but not with respect to other Observation Dates.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	Yes	$0.00	$27.50	$0.00
2	No	$27.50	N/A	$55.00
3 - 7	With respect to each Observation Date, No	$27.50	N/A	$27.50
8	Yes	$0.00	$27.50	$0.00

The total amount of Contingent Coupons that you receive is $192.50 per $1,000 principal amount Note, which includes an Unpaid Coupon Amount of $27.50 accrued in respect of the first Observation Date and payable on the second Contingent Coupon Payment Date.

This example is intended to illustrate how Unpaid Coupon Amounts may or may not become payable during the term of the Notes. No Contingent Coupons are payable with respect to the first and eighth Observation Dates because the Closing Value of at least one Reference Asset on each such date is less than its Coupon Barrier Value. Because no Contingent Coupon ever becomes payable after the eighth Observation Date, you will never receive the related Unpaid Coupon Amounts for the remaining Observation Dates after the eighth Observation Date.

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Example 3: No Contingent Coupons are payable with respect any Observation Dates.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	Yes	$0.00	$27.50	$0.00
2	Yes	$0.00	$27.50	$0.00
3 - 7	With respect to each Observation Date, Yes	$0.00	$27.50	$0.00
8	Yes	$0.00	$27.50	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. Because no Contingent Coupon is payable on any Contingent Coupon Payment Date, you will not receive any Contingent Coupons, nor will you receive any Unpaid Coupon Amounts that have accrued.

This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

■For each Observation Date that is not also a Call Valuation Date, the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value. Accordingly, you will NOT receive Contingent Coupons on those Observation Dates, unless indicated otherwise below.

Example 1: The Notes are redeemed on the first Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$27.50	N/A	$1,055.00

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.50%.

Example 2: The Notes are redeemed on the third Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	Yes	$27.50	N/A	$27.50
2	No	Yes	$27.50	N/A	$27.50
3	No	No	$27.50	N/A	$1,027.50**

** Any Unpaid Coupon Amount has been paid on a previous Contingent Coupon Payment Date.

Because the Closing Value of each Reference Asset on the third Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 11.00%.

Example 3: The Notes are redeemed on the final Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00	$27.50	$0.00
2 - 5	With respect to each Call Valuation Date, Yes	With respect to each Call Valuation Date, Yes	$0.00	$27.50	$0.00
6	No	No	$27.50	N/A	$1,192.50**

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** Assumes NO Contingent Coupons have been previously paid. Accordingly, this amount includes the Contingent Coupon that is payable on this Contingent Coupon Payment Date plus the Unpaid Coupon Amounts that have accrued.

Because the Closing Value of each Reference Asset on the final Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date. Example 3 demonstrates that the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on each Observation Date prior to the final Call Valuation Date. Accordingly, no Contingent Coupons are payable on the Notes until the final Call Valuation Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 19.25%.

Each of the examples above demonstrate that the return on the Notes upon an Automatic Call will be limited to the Contingent Coupons, if any, that may be payable on the Notes up to and including the applicable Call Settlement Date.

Each of the examples above demonstrate that the return on your Notes will be limited to the Contingent Coupons and any Unpaid Coupon Amounts that may be payable on the Notes. Each of these examples also demonstrate that, if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If a Contingent Coupon does not become payable with respect to an Observation Date (and instead becomes an Unpaid Coupon Amount), you will receive payment of such amount only if a Contingent Coupon becomes payable with respect to a future Observation Date. If a Contingent Coupon fails to become payable with respect to an Observation Date, and if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on each subsequent Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Value of any Reference Asset is less than its Coupon Barrier Value on each Observation Date, you will not receive any coupon payments during the term of the Notes.

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

■You hold the Notes to maturity, and the Notes are NOT redeemed prior to scheduled maturity.

■Hypothetical Initial Value, Coupon Barrier Value, Barrier Value, Physical Delivery Amount and Fractional Share Amount for each Reference Asset are as follows:*

Reference Asset	Initial Value	Coupon Barrier Value	Barrier Value	Physical Delivery Amount	Fractional Share Amount
Global X Uranium ETF	$150.00	$75.00	$75.00	6 shares	0.66667 shares
VanEck Gold Miners ETF	$70.00	$35.00	$35.00	14 shares	0.28571 shares
SPDR S&P Regional Banking ETF	$100.00	$50.00	$50.00	10 shares	0.00 shares

* The hypothetical Initial Values shown above have been chosen for illustrative purposes only and do not represent likely Initial Values. The hypothetical Coupon Barrier Values, Barrier Values, Physical Delivery Amounts and Fractional Share Amounts shown in the table above are based on such hypothetical Initial Values. The actual Initial Value, Coupon Barrier Value, Barrier Value, Physical Delivery Amount and Fractional Share Amount for each Reference Asset will be determined on the Initial Valuation Date.

For information regarding recent values of the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

Final Value			Reference Asset Return
URA Fund (Reference Asset A)	GDX Fund (Reference Asset B)	KRE Fund (Reference Asset C)	URA Fund (Reference Asset A)	GDX Fund (Reference Asset B)	KRE Fund (Reference Asset C)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
232.50	112.00	150.00	55.00%	60.00%	50.00%	50.00%	$1,000.00
210.00	101.50	150.00	40.00%	45.00%	50.00%	40.00%	$1,000.00
195.00	94.50	140.00	30.00%	35.00%	40.00%	30.00%	$1,000.00
187.50	91.00	120.00	25.00%	30.00%	20.00%	20.00%	$1,000.00
165.00	80.50	120.00	10.00%	15.00%	20.00%	10.00%	$1,000.00
150.00	73.50	110.00	0.00%	5.00%	10.00%	0.00%	$1,000.00
142.50	70.00	90.00	-5.00%	0.00%	-10.00%	-10.00%	$1,000.00
120.00	59.50	90.00	-20.00%	-15.00%	-10.00%	-20.00%	$1,000.00
105.00	52.50	80.00	-30.00%	-25.00%	-20.00%	-30.00%	$1,000.00
97.50	49.00	60.00	-35.00%	-30.00%	-40.00%	-40.00%	$1,000.00
75.00	38.50	60.00	-50.00%	-45.00%	-40.00%	-50.00%	$1,000.00
60.00	31.50	50.00	-60.00%	-55.00%	-50.00%	-60.00%	$400.00
52.50	28.00	30.00	-65.00%	-60.00%	-70.00%	-70.00%	$300.00
30.00	17.50	30.00	-80.00%	-75.00%	-70.00%	-80.00%	$200.00
15.00	10.50	20.00	-90.00%	-85.00%	-80.00%	-90.00%	$100.00
7.50	7.00	0.00	-95.00%	-90.00%	-100.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date, and assumes we do not elect to exercise our physical settlement option. For an example demonstrating the amount of shares and cash that you would receive if (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we elect to exercise our physical settlement option, please see the final example below.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

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Example 1: The Final Value of Reference Asset A is $232.50, the Final Value of Reference Asset B is $112.00 and the Final Value of Reference Asset C is $150.00.

Because Reference Asset C has the lowest Reference Asset Return, Reference Asset C is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) any Contingent Coupon that may otherwise be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 2: The Final Value of Reference Asset A is $142.50, the Final Value of Reference Asset B is $70.00 and the Final Value of Reference Asset C is $90.00.

Because Reference Asset C has the lowest Reference Asset Return, Reference Asset C is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) any Contingent Coupon that may otherwise be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 3: The Final Value of Reference Asset A is $60.00, the Final Value of Reference Asset B is $31.50 and the Final Value of Reference Asset C is $50.00.

Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon, nor will you receive any accrued Unpaid Coupon Amounts on the Maturity Date.

Because Reference Asset A is the Least Performing Reference Asset, the Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 6 shares and 0.66667 shares, respectively, of Reference Asset A. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date a total of 6 shares of Reference Asset A plus $40.00 in cash. For the avoidance of doubt, if the Initial Value of the Least Performing Reference Asset is greater than $1,000 and we do elect to exercise our physical settlement option, you will not receive any shares of such Reference Asset, rather you will only receive a cash payment on the Maturity Date equivalent to the Fractional Share Amount of such Reference Asset multiplied by its Final Value.

Example 3 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

●Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●The Notes Are Subject to Risks Associated with our Physical Settlement Option — As described on the cover of this pricing supplement, you may under certain circumstances receive shares of the Least Performing Reference Asset at maturity. If we exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received had we not exercised such option because of fluctuations in the value of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date.

●Potential Return is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset — The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes (whether paid as Contingent Coupons on the Contingent Coupon Payment Date following an Observation Date or as Unpaid Coupon Amounts on a subsequent Contingent Coupon Payment Date). You will not participate in any appreciation in the value of any Reference Asset, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

●You May Not Receive Any Contingent Coupon Payments on the Notes — The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date and you will only receive the related Unpaid Coupon Amount if a Contingent Coupon becomes payable on a future Observation Date. If a Contingent Coupon fails to become payable on an Observation Date (and instead becomes an Unpaid Coupon Amount), and no Contingent Coupon becomes payable on any future Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

●Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons (or Unpaid Coupon Amount(s)) and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset — The risk that you will not receive any Contingent Coupons (or Unpaid Coupon Amount(s))  and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons (or Unpaid Coupon Amount(s))  and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Reference Assets will be over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

●You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its

PS–15

Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Assets. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Value of that Reference Asset will be less than its Barrier Value.

Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will (a) not receive coupon payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive coupon payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

●Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive any coupon payments that may be payable under the Notes could be as short as approximately six months.

The Redemption Price that you would receive on a Call Settlement Date, together with any coupon payments that you may have received prior to the Call Settlement Date, may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.

●Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

●Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

●Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent

PS–16

of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Assets

●Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Reference Asset or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

●Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of each Reference Asset will not fully replicate the performance of its respective Underlying Index (as defined below), and each Reference Asset may hold securities not included in its respective Underlying Index. The value of each Reference Asset is subject to:

■Management Risk. This is the risk that the investment strategy for each Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. However, each Reference Asset is not actively managed and the investment advisor of each Reference Asset will generally not attempt to take defensive positions in declining markets.

■Derivatives Risk. Each Reference Asset may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if each Reference Asset invested only in conventional securities.

■Transaction costs and fees. Unlike its respective Underlying Index, each Reference Asset will reflect transaction costs and fees that will reduce its performance relative to its respective Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Reference Asset may diverge significantly from the performance of its respective Underlying Index due to differences in trading hours between such Reference Asset and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of each Reference Asset and the liquidity of each Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of each Reference Asset may vary substantially from the net asset value per share of each Reference Asset. Because the Notes are linked to the performance of each Reference Asset and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.

●Adjustments to any Reference Asset or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of any Reference Asset may add, delete or substitute the component securities held by that Reference Asset or make changes to its investment strategy, and the sponsor of the Underlying Index that any Reference Asset is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of any Reference Asset are delisted or if any Reference Asset is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Reference Asset or, if no successor fund

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is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of any Reference Asset and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

●Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of any Reference Asset. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of any Reference Asset. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

●The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets — The component securities of the GDX Fund and the URA Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

●An Investment in the Notes Involves Industry Concentration Risk — As described below under “Information Regarding the Reference Assets”, the investment objective of the KRE Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation, the ability of borrowers to repay loans (in the case of the Regional Banking ETF) and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked by the KRE Fund may have a material adverse effect on the securities held in the portfolio of the KRE Fund and, as a result, may have a material adverse effect on the value of the KRE Fund and the value of the Notes.

●The Equity Securities Composing the URA Fund Are Concentrated in the Uranium Sector — All or substantially all of the equity securities held by the URA Fund are issued by companies whose primary line of business is directly associated with uranium mining, exploration and technologies related to the uranium industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly affected by competitive pressures in the uranium mining industry and the price of uranium. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. These factors could affect the value of the equity securities held by the URA Fund and the price of the URA Fund during the term of the Notes, which may adversely affect the value of the Notes.

●The Notes Are Subject to Risks Associated with Emerging Markets — Certain component securities of the URA Fund have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

●The Notes Are Subject to Risks Associated with the Gold Mining Industry — The GDX Fund generally invests substantially all of its assets in securities of companies involved in the gold mining industry. As a result, the stocks that will, under normal market conditions, determine the performance of the GDX Fund are generally concentrated in one industry.

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The performance of companies that operate in the gold mining industry is subject to a number of complex and unpredictable factors such as industry competition, fluctuations in the market price of gold, government action and regulation, geopolitical events and supply and demand for the products and services offered by such companies. Negative developments in the gold mining industry may have a negative effect on the GDX Fund and, in turn, may have an adverse effect on the value of the Notes.

●The value of the GDX Fund is Subject to Currency Exchange Risk with Respect to the U.S. Dollar and the Non-U.S. Currencies Represented in the GDX Fund—Because the value of the GDX Fund is related to the U.S. dollar value of the component securities held by the GDX Fund, the value of the GDX Fund will be exposed to the currency exchange rate risk with respect to each of the non-U.S. currencies in which the component securities held by the GDX Fund trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the GDX Fund will be adversely affected and any payments on the Notes determined based in part on the GDX Fund may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between the countries represented in the GDX Fund and the United States; and

the extent of governmental surpluses or deficits in the countries represented in the GDX Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the GDX Fund, the United States and other countries important to international trade and finance.

●The GDX Fund Recently Changed Its Underlying Index — Prior to market close on September 19, 2025, the GDX Fund tracked the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the GDX Fund began tracking the MarketVector Global Gold Miners Index instead. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of the GDX Fund changed as a result of this transition. In connection with this change, the GDX Fund may have experienced, and may continue to experience, additional portfolio turnover, and the GDX Fund may have incurred, and may continue to incur, higher tracking error than had been typical for the GDX Fund. This change could have adversely affected, and may continue to adversely affect, the performance of the GDX Fund and, in turn, your return on the Notes. In addition, when evaluating the historical performance of the GDX Fund included below, you should bear in mind that the historical performance of the GDX Fund might have been meaningfully different had the GDX Fund tracked the MarketVector Global Gold Miners Index prior to September 19, 2025.

●The Notes Are Subject to Currency Exchange Risk — Because the price of the GDX Fund and the URA Fund is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such underlying securities trade. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the non-U.S. securities held by the GDX Fund and the URA Fund strengthen or weaken against the U.S. dollar and the relative weight those securities in the GDX Fund’s and the URA Fund’s portfolio. If, taking into account that weighting, the dollar strengthens against the currencies of such securities, the value of that GDX Fund’s and the URA Fund’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the GDX Fund and the URA Fund, which may have a negative effect on the payment at maturity on your Notes.

●The Value of the GDX Fund May be Affected by the Performance of a Small Number of Companies — A significant portion of the GDX Fund’s and the URA Fund’s  portfolio is concentrated in the stocks of a limited number of companies. The performance of the GDX Fund and the URA Fund will be more significantly affected by the performance of these companies than would a more diversified pool of assets. Negative developments with respect to a small number of companies that account for a significant portion of the GDX Fund’s and the URA Fund’s portfolio may have a significant adverse effect on the value of the GDX Fund and, accordingly, on the value of your Notes.

Risks Relating to Conflicts of Interest

●We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial

PS–19

services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including those described in the accompanying prospectus supplement and this pricing supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

●The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the

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Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

●Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

othe market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;

ocorrelation (or lack of correlation) of the Reference Assets;

othe time to maturity of the Notes;

ointerest and yield rates in the market generally;

oa variety of economic, financial, political, regulatory or judicial events;

osupply and demand for the Notes;

othe exchange rates relative to the U.S. dollar with respect to the currency in which certain component securities held by the GDX Fund trade; and

oour creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE REFERENCE ASSETS

Global X Uranium ETF

.All information contained in this pricing supplement regarding the URA Fund has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Global X Management Company LLC (“Global X”). The URA Fund is an investment portfolio of Global X Funds and is maintained and managed by Global X. Global X is currently the investment adviser to the URA Fund. The URA Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “URA.”

The URA Fund seeks to provide investment results, before fees and expenses, that correspond generally to the price and yield performance of the Solactive Global Uranium & Nuclear Components Total Return Index (with respect to the URA Fund, the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index that is designed to measure the performance of international companies that have or are expected to have business operations or exposure in the uranium industry. For more information about the Underlying Index, see Annex A in this pricing supplement.

Global X uses a “passive” or indexing approach to try to achieve the URA Fund’s investment objective. The URA Fund generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Underlying Index in approximately the same proportions as in the Underlying Index. However, the URA Fund may utilize a representative sampling strategy with respect to the Underlying Index when a replication strategy might be detrimental or disadvantageous to shareholders of the URA Fund, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Underlying Index, in instances in which a security in the Underlying Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the URA Fund but not the Underlying Index.

“Tracking error” is the divergence of the URA Fund’s performance from that of the Underlying Index. Tracking error may occur because of differences between the securities and other instruments held in the URA Fund’s portfolio and those included in the Underlying Index, pricing differences (including differences between a security’s price at the local market close and the URA Fund’s valuation of a security at the time of calculation of the URA Fund’s net asset value), transaction costs incurred by the URA Fund, the URA Fund’s holding of uninvested cash, size of the URA Fund, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Underlying Index or the costs to the URA Fund of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the URA Fund incurs fees and expenses, while the Underlying Index does not. Exchange-traded funds that track indices with significant weight in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

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Global X Funds is a registered investment company that consists of numerous separate investment portfolios, including the URA Fund. Information provided to or filed with the SEC by Global X Funds pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

Historical Performance of the URA Fund

The graph below sets forth the historical performance of the URA Fund based on the daily Closing Value from January 6, 2020 through October 24, 2025. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Global X Uranium ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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VanEck® Gold Miners ETF

According to publicly available information, According to publicly available information, the GDX Fund is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that seeks to track as closely as possible, before fees and expenses, the price and yield performance of the MarketVector Global Gold Miners Index (with respect to the GDX Fund, the “Underlying Index”). The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. Prior to market close on September 19, 2025, the GDX Fund’s benchmark index was the NYSE Arca Gold Miners Index. For more information about the GDX Fund, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement, as supplemented and superseded by the information above. For more information about the MarketVector Global Gold Miners Index, see Annex B in this pricing supplement.

Historical Performance of the GDX Fund

The graph below sets forth the historical performance of the GDX Fund based on the daily Closing Value from January 6, 2020 through October 24, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the VanEck® Gold Miners ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SPDR® S&P® Regional Banking ETF

According to publicly available information, the KRE Fund is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Regional Banks Select Industry Index (with respect to the KRE Fund, its Underlying Index). The S&P® Regional Banks Select Industry Index is a modified equal-weighted index that is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index. For more information about the KRE Fund, see “Exchange-Traded Funds—The SPDR Industry ETFs” in the accompanying underlying supplement.

Historical Performance of the KRE Fund

The graph below sets forth the historical performance of the KRE Fund based on the daily Closing Value from January 6, 2020 through October 24, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the SPDR® S&P® Regional Banking ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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TAX CONSIDERATIONS

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Reference Asset that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the relevant Reference Asset.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of a Reference Asset upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Reference Asset you receive. You should not recognize gain or loss with respect to the shares of the Reference Asset you receive. Instead, assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the Reference Asset should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.

Annex A

The Solactive Global Uranium & Nuclear Components Total Return Index

All information contained in this pricing supplement regarding the Solactive Global Uranium & Nuclear Components Total Return Index (with respect to the URA Fund, the “Underlying Index”) is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Underlying Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a modified market capitalization-weighted index that is designed to track the performance of international companies that have or are expected to have business operations or exposure in the uranium industry. This particularly includes uranium mining, exploration, uranium investments and technologies related to the uranium industry. The Underlying Index was launched on January 30, 2018. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “SOLURANT.”

The Underlying Index is calculated on each weekday on which the New York Stock Exchange (“NYSE”), The Nasdaq Stock Market and the London Stock Exchange are each open for general business (a “Calculation Day”).

Composition of the Solactive Global Uranium & Nuclear Components Total Return Index

Selection of Index Components

The composition of the Underlying Index is adjusted twice a year on each Adjustment Day. An “Adjustment Day” is the last day that the NYSE is open for trading (a “NYSE trading day”) in each January and July, provided that if that day is not a Calculation Day, then the relevant Adjustment Day will be the second following Calculation Day. On the tenth NYSE trading day before an Adjustment Day (a “Selection Day”), Solactive provides the “Selection Pool” which, in respect of a Selection Day, consists of the companies that fulfill the following conditions:

1.Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;

2.Significant business operations in the uranium industry (particularly in uranium mining and exploration for uranium) (“Pure Play Companies”) or conducting business operations that are related to the uranium industry (particularly in uranium mining, exploration for uranium, physical uranium investments and technologies related to the uranium industry) in which they generate large absolute revenues (“Non-Pure Play Companies”) or a nuclear component producer (“Nuclear Component Producer Companies”);

3.Free float market capitalization of at least US$50 million for companies that are not currently included in the Underlying Index on the Selection Day or at least US$30 million for companies that are currently included in the Underlying Index on the Selection Day;

4.Average daily trading volume over all national exchanges within the listed country in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e. an IPO with a company-level total market capitalization greater than the company-level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) expressed in U.S. dollars (the “Relevant Trading Volume”) of at least US$100,000 for companies that are not currently included in the Underlying Index on the Selection Day or at least US$50,000 for companies that are currently included in the Underlying Index on the Selection Day; and

5.Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

Companies involved in the production, development or maintenance of, or producing or developing key and dedicated components for, certain controversial weapons are excluded from the Selection Pool, as are companies that own 20% or more of a company involved in controversial weapons or that are themselves owned 50% or more by a company involved in controversial weapons.

The overall number of Non-Pure Play Companies and Nuclear Component Producer Companies (in aggregate) will be capped at 15, with preference given to current index components first and then prioritized by free float market capitalization. Otherwise, all

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members of the Selection Pool are included as components of the Underlying Index (“Index Components”). The selection of the Index Components is fully rule-based and no discretionary decisions can be made.

Weighting of Index Components

On each Selection Day, the weights of the selected Index Components are determined by applying an effective market capitalization weighting scheme that accounts for liquidity in determining final weights.

1.The weight of a selected Index Component is determined based on the lesser of free float market capitalization and average daily trading volume multiplied by 2000.

2.Non-Pure Play Companies and Nuclear Component Producer Companies are capped at 2%.

3.The maximum weight of a Pure Play Company is 22.50%.

4.The aggregate weight of all Pure Play Companies with a weight larger than or equal to 5% is capped at 47.50%.

5.All remaining Pure Play Companies are capped at 4.75%.

6.The aggregate weight of all Index Components structured as investment trusts which provide exposure to physical uranium is capped at 10%. Any excess weight resulting from this procedure is redistributed to all the remaining constituents which are not capped on a pro-rata basis.

Quarterly Diversification Review

The Index Components are subject to re-weighting adjustment on each Monitoring Adjustment Day. A “Monitoring Adjustment Day” is the last NYSE trading day in each April and October, provided that if that day is not a Calculation Day, then the relevant Monitoring Adjustment Day will be the second following Calculation Day. On the tenth NYSE trading day before each Monitoring Adjustment Day (a “Monitoring Selection Day”), the Index Components are reviewed for a breach of the following criteria:

1.The maximum weight of the top Index Component must not be greater than 25%. If this criterion is breached, that stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.The maximum aggregate weight of the top five Index Components must not exceed 60%. If this criterion is breached, the stocks is proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) are proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million are proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process is repeated until none of the constraints are breached. In the event that the above criteria cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

Calculation of the Solactive Global Uranium & Nuclear Components Total Return Index

The Underlying Index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

The Underlying Index’s index level on a given Calculation Day is calculated as the sum of the market capitalization of the Index Components divided by the divisor, which is a mathematical factor defined at the inception of the Underlying Index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor. The level of the Underlying Index changes based on changes in the price of its Index Components taking into account their weight in the Underlying Index and any currency conversion.

For intraday calculation of the Underlying Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. If there is no current price available for an Index Component, the most recent closing price or the last available trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant Calculation Day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

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Under certain circumstances, an adjustment of the Underlying Index may be necessary between two regular Rebalance Days. Such adjustment has to be made if a corporate action in relation of an Index Component occurs. Such adjustment may have to be done in relation to an Index Component and/or may also affect the number of Index Components and/or the weighting of certain Index Components.

Index Maintenance

The composition of the Underlying Index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

As part of the Index maintenance, Solactive will consider various events—also referred to as corporate actions—which result in an adjustment to the Index between two regular rebalances. Such events have a material impact on the price, weighting or overall integrity of Index Components. Therefore, they need to be accounted for in the calculation of the Index. Corporate actions will be implemented from the cum-day to the ex-day of the corporate action, so that the adjustment to the Index coincides with the occurrence of the price effect of the respective corporate action. Solactive considers the following, but not conclusive, list of corporate action as relevant for Index maintenance: cash distributions, stock distributions, share splits, reverse splits, capital increases, share repurchases, spin-offs, mergers and acquisitions, delistings, nationalization of a company and insolvency.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules governing the Underlying Index. Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy.

Annex B

The MarketVector Global Gold Miners Index

All information contained in this pricing supplement regarding the MarketVector Global Gold Miners Index (for purposes of this Annex A, the “Underlying Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MarketVector”). The Underlying Index is owned by MarketVector and is calculated and maintained by Solactive AG (“Solactive”). MarketVector and Solactive have no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MVGDX.”

The Underlying Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The Underlying Index was launched on June 3, 2025 with a base index value of 1000.00 as of April 30, 2006.

Index Composition

Index Universe

To be eligible for inclusion in the Underlying Index, companies must generate at least 50% (25% for current index components) of their revenues from gold and/or silver mining, royalties and/or streaming or have at least 50% (25% for current index components) of their mining mineral resources from gold and/or silver. In addition, securities must be common securities or securities with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing, excluding limited partnerships. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements set forth below on that exchange.

Securities are not eligible for inclusion in the Underlying Index if they are listed on (1) exchanges in Bahrain, China (domestic market), India, Kuwait, Luxembourg, Oman, Qatar, Russia, Saudi Arabia, United Arab Emirates or Vietnam or (2) Paris Euronext Auction, Hamburger Boerse, Boerse Berlin, Oslo Euronext Growth or London Stock Exchange (AIM, AIMI, ASQ1, ASQ2, ASX1, ASXN, SFM2, SFM3, SSQ3, SSX3, SSX4, EQS).

Investable Universe

To be included in the investable universe, securities must meet the following size and liquidity requirements:

1.For securities that are currently not included in the Underlying Index, the securities must have (i) free-float of at least 10%, (ii) full market capitalization exceeding $150 million, (iii) a three-month average daily trading volume of at least $1 million at the current quarter and at the previous two quarters and (iv) at least 0.25 million shares traded per month over the last six months at the current quarter and at the previous two quarters.

2.For securities that are already included in the Underlying Index, the securities must have (i) free-float of at least 5%, (ii) full market capitalization exceeding $75 million, (iii) a three-month average daily trading volume of at least $0.2 million in at

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least two of the latest three quarters (current quarter and the previous two quarters) and (iv) at the current quarter or at one of the previous two quarters, a three-month average daily trading volume of at least $0.6 million or at least 0.2 million shares traded per month over the last six months.

3.In the case of recent initial public offerings, spin-offs and post-merger/acquisition special purpose acquisition companies, the securities must have (i) free-float of at least 10%, (ii) full market capitalization exceeding $150 million, (iii) an average daily trading volume of at least $1 million and (iv) traded at least 0.25 million shares per month (or per 22 days).

Such securities qualify for fast-track addition to the investable universe once; either at the next regularly scheduled review if they have been trading since at least the last trading day of the month two months prior to the review month or else at the following regularly scheduled review.

Eligible Universe

For each company in the investable universe, only one share class is included in the eligible universe. In cases where more than one share class fulfills the above specified market capitalization and liquidity eligibility criteria, only the largest share class by free-float market capitalization is included in the eligible universe. In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide that a different share class will be included in the eligible universe. In cases where the free-float market capitalization of a currently not included share class of an index component exceeds the free-float market capitalization of the currently selected share class by at least 25% and fulfills all market capitalization and liquidity eligibility criteria for non-components, the currently selected share class will be replaced by the larger one. In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide to keep the current share class instead.

For each company in the investable universe, one pricing source qualifies for the eligible universe. In cases where a company has multiple listings (e.g. ADRs, GDRs or listing on markets other than in the home country), the price sources will be selected to the eligible universe in the following order: U.S. price source, UK price source (London Stock Exchange International Order Book only), home market price source and most liquid foreign market price source. Once a company has qualified for the investable universe, only the most liquid single exchange price source within the country qualifies for the eligible universe. In exceptional cases, MarketVector can assign alternative pricing sources.

Selection of Index Components

Upon an index reconstitution, securities included in the eligible universe are selected for inclusion in the Underlying Index based on the following procedure. The Underlying Index targets a coverage of 90% of the free-float market capitalization of the eligible universe with a minimum of 25 components.

1.All securities in the eligible universe are sorted in terms of free-float market capitalization in descending order.

2.Securities covering the top 85% of the free-float market capitalization of the eligible universe qualify for selection.

3.Current components between 85% and 98% of the free-float market capitalization of the eligible universe also qualify for selection.

4.If the coverage is still below 90% of the free-float market capitalization of the eligible universe or the number of components in the Underlying Index is still below 25, the largest remaining securities will be selected until both the target coverage and minimum number of components are reached.

5.If the number of eligible securities is below the minimum of 25, additional securities will be added by MarketVector’s decision until the number of securities selected to the Underlying Index reaches the minimum of 25.

Weighting of Index Components

Upon an index rebalance, components selected for inclusion in the Underlying Index will be weighted according to a modified float-adjusted market cap weighting methodology:

1.All index components are weighted by their free-float market capitalization.

2.At least the largest five and at most the largest 9 of the components with more than 50% exposure to gold-related activities that exceed 4.5% in weight are grouped together (so called “Large-Weights”). All other components are grouped together as well (so called “Small-Weights”).

3.The aggregated weighting of the Large-Weights is capped at 45%. If the aggregated weighting of the Large-Weights exceeds 45%, then a capping factor is calculated to bring the weighting down to 45%, and a second capping factor is calculated to bring the aggregated weighting of the Small-Weights up to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights, respectively.

4.For the Large-Weights, the maximum weight for any single security is 20% and the minimum weight is 5%. If a security is above the maximum weight or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be redistributed proportionally across all other remaining components in the Large-Weights.

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5.For the Small-Weights, the maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be redistributed proportionally across all other remaining components in the Small-Weights.

6.The aggregated weighting of all components with less than 50% exposure to gold-related activities is capped at 20%. Any excess weight will be redistributed proportionally among the uncapped components with more than 50% exposure to gold-related activities in the Small-Weights.

Index Reconstitution and Rebalance

The Underlying Index is reconstituted and rebalanced on a quarterly basis in March, June, September and December according to the following schedule:

1.The eligible universe and component selection is determined based on the closing data on the last business day in February, May, August and November. If a security does not trade on the last business day in February, May, August or November, the last available price for this security will be used.

2.Component weights are determined based on the closing data as of the Wednesday prior to the second Friday of March, June, September and December. If a security does not trade on the Wednesday prior to the second Friday of March, June, September or December, the last available price for this security will be used.

3.The underlying review and rebalance data (i.e. weights, shares outstanding, free-float factors and new weighting cap factors) is announced on the second Friday of March, June, September and December.

4.Changes will be implemented and based on the closing prices as of the third Friday of March, June, September and December. If the third Friday is not a business day, the review will take place on the last business day before the third Friday. If a security does not trade on the third Friday of March, June, September or December, the last available price for this security will be used. Changes become effective on the next index dissemination day.

Index Calculation

The Underlying Index is calculated on weekdays between 01:00 and 22:40 (CET) and index values are disseminated to data vendors every 15 seconds on days when either the U.S. equity market is open for trading or at least one of the index components is available for trading. Real-time index values are calculated with the midpoint between the latest available real-time bid- and ask-prices. Closing values are calculated at 22:40 (CET) with fixed 16:00 London time exchange rates from WM company.

The Underlying Index’s index level on a given day is calculated as the sum of the free-float market capitalization of the index components in U.S. dollars divided by the divisor. The Underlying Index is free-float adjusted, meaning the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. Free-float factors are reviewed quarterly. The divisor is a mathematical factor defined at the inception of the Underlying Index and is adjusted upon certain corporate actions and index rebalances.

The Underlying Index is calculated as a price return index and does not include in the index calculation dividend payments except for special dividends from non-operating income or cash dividends that are either declared as special or extraordinary or that do not coincide with the company’s regular dividend distribution schedule.

Index Maintenance

The composition of the Underlying Index will be adjusted to reflect changes to free-float factors and number of shares, changes due to mergers and takeovers and changes due to spin-offs. On an ongoing basis, for all corporate events that result in a security deletion from the Underlying Index, the deleted security will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the Underlying Index would drop below 20. The replacement security will be added at the same weight as the deleted security, unless the number of index components drops below the minimum component number due to a merger of two or more index components, in which case the replacement security will be added with its uncapped free-float market capitalization weight. If there is no replacement, the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents. If the number of index components drops below the minimum component number and no non-component security is eligible as a replacement, the determination of the addition is subject to MarketVector’s decision.

Index Oversight

Any changes to the index methodology will be reviewed and approved by MarketVector’s Legal and Compliance Department. In cases of material changes, an advance notice will be published and provided to users.

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